EXHIBIT 99.2

CUSTODIAN AGREEMENT

AMONG

GMAC INC.

CUSTODIAN

AND

ALLY WHOLESALE ENTERPRISES LLC

DEPOSITOR

AND

ALLY BANK

SELLER

DATED AS OF FEBRUARY 12, 2010

THIS CUSTODIAN AGREEMENT, dated as of February 12, 2010, is made among GMAC INC., a Delaware corporation (referred to herein as “GMAC” and, in its capacity as Custodian of the Receivables Files, the “Custodian”), ALLY WHOLESALE ENTERPRISES LLC, a Delaware limited liability company (the “Depositor”), and ALLY BANK (in its capacity as seller of the Receivables specified herein, the “Seller”).

WHEREAS, simultaneously herewith, the Seller, GMAC and the Depositor are entering into a Pooling and Servicing Agreement, dated as of the date hereof (the “Pooling and Servicing Agreement,” the capitalized terms defined therein being used herein with the same meanings), pursuant to which the Seller shall sell, transfer and assign to the Depositor without recourse all of its right, title and interest in, to and under the Eligible Receivables existing or arising in the Scheduled Accounts;

WHEREAS, in connection with such sale, transfer and assignment, the Pooling and Servicing Agreement provides that the Depositor shall simultaneously enter into a custodian agreement pursuant to which the Depositor shall revocably appoint the Custodian as custodian of the Floor Plan Financing Agreements between the Seller and each Dealer and any other documents and instruments pertaining to the Receivables so transferred (the “Transferred Receivables Files”);

WHEREAS, the Pooling and Servicing Agreement contemplates that the Depositor will enter into the Trust Sale and Servicing Agreement with Ally Master Owner Trust, a Delaware statutory trust (the “Issuing Entity”), pursuant to which the Depositor shall transfer and assign to the Issuing Entity without recourse all of the Depositor’s right, title and interest in and to such Eligible Receivables and under the aforementioned custodian agreement;

WHEREAS, in connection with such sale, transfer and assignment, the Depositor desires for the Custodian to act as custodian of the Receivables so transferred for the benefit of the Issuing Entity; and

WHEREAS, the Seller will retain the Receivables in the Scheduled Accounts not so sold, transferred and assigned to the Depositor (the “Retained Receivables”) and, in connection therewith, the Depositor desires for (and the Seller is willing to agree and accept) the Custodian to act as custodian of the Floor Plan Financing Agreements between the Seller and each Dealer and any other documents and instruments pertaining to the Receivables retained by the Seller (the “Retained Receivables Files,” and together with the Transferred Receivables Files, the “Receivables Files”);

NOW, THEREFORE, in consideration of the mutual agreements herein contained and of other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Custodian; Acknowledgment of Receipt. Subject to the terms and conditions hereof, the Depositor hereby appoints the Custodian, and the Custodian hereby accepts such appointment, to act as agent of the Depositor as Custodian to maintain custody of the Transferred Receivables Files pertaining to the Receivables conveyed to the Depositor from time to time under the Pooling and Servicing Agreement. The Custodian hereby acknowledges that the Depositor desires to transfer and assign all of its right, title and interest in, to and under such Receivables and this Custodian Agreement to the Issuing Entity pursuant to the Trust Sale and Servicing Agreement. The Custodian hereby agrees, in connection with such transfer and assignment, to act as Custodian for the benefit of the Issuing Entity with respect to such Receivables. Subject to the terms and conditions hereof and at the request of the Depositor, the Seller hereby appoints the Custodian, and the Custodian hereby accepts such appointment, to act as agent of the Seller as Custodian to maintain custody of the Retained Receivables Files pertaining to the Retained Receivables. In performing its duties hereunder, the Custodian agrees to act with reasonable care, using that degree of skill and attention that the Custodian exercises with respect to receivable files relating to comparable wholesale receivables that the Custodian services and holds for itself or others. The Custodian hereby acknowledges receipt of the Receivables Files for (i) each Receivable conveyed to the Depositor and (ii) each Retained Receivable on the date hereof.

2. Maintenance at Office. The Custodian agrees to maintain each Receivables File at one of its branch offices as identified in the List of Branch Offices attached hereto as Exhibit A, or at such other office of the Custodian as shall from time to time be identified to the Issuing Entity upon 30 days’ prior written notice or with third party vendors as shall be deemed appropriate by the Custodian.

3. Duties of Custodian.

(a) Safekeeping. The Custodian shall hold each Receivables File described herein on behalf of the Depositor, the Issuing Entity, the Servicer or the Seller, as the case may be, for the use and benefit of the Depositor, the Issuing Entity, the Servicer, the Seller and the Interested Parties, as applicable, and maintain such accurate and complete accounts, records and computer systems pertaining to each Receivables File described herein as shall enable the Seller, the Servicer, the Depositor and the Issuing Entity to comply with their respective obligations under the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement. Each Receivable subject hereto shall be identified as such on the books and records of the Custodian to the extent the Custodian reasonably determines to be necessary to comply with the terms and conditions of the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement. The Custodian shall conduct, or cause to be conducted, periodic physical inspections of the Receivables Files held by it under this Custodian Agreement, and of the related accounts, records and computer systems, in such a manner as shall enable the Issuing Entity, the Seller and the Custodian to verify the accuracy of the Custodian’s inventory and record keeping. The Custodian shall promptly report to the Issuing Entity or the Seller, as applicable, any failure on its part to hold the related Receivables File as described herein and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure.

(b) Access to Records. Subject only to the Custodian’s security requirements applicable to its own employees having access to similar records held by the Custodian, the Custodian shall permit the Issuing Entity, the Seller, the Servicer or their respective duly authorized representatives, attorneys or auditors to inspect the related Receivables Files described herein and the related accounts, records and computer systems maintained by the Custodian pursuant hereto at such times as the Issuing Entity, the Seller or the Servicer may reasonably request.

(c) Release of Documents. The Custodian shall release any Receivable (and its related Receivables File) to the Seller, the Depositor, the Servicer or the Issuing Entity, as appropriate, under the circumstances provided in the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement or, in the case of the Retained Receivables, as otherwise requested by the Seller (so long as such request is not inconsistent with the terms of the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement).

(d) Administration; Reports. In general, the Custodian shall attend to all non-discretionary details in connection with maintaining custody of the Receivables Files as described herein. In addition, the Custodian shall assist the Issuing Entity or the Servicer, as applicable, generally in the preparation of routine reports to the Securityholders, if any, or to regulatory bodies, to the extent necessitated by the Custodian’s custody of the Receivables Files described herein.

(e) Servicing. The Custodian is familiar with the duties of the Servicer, the servicing procedures and the allocation and distribution provisions (including those related to principal collections, losses and recoveries on Receivables) set forth in the Pooling and Servicing Agreement, the Trust Sale and Servicing Agreement and the Indenture and hereby agrees to maintain the Receivables Files in a manner consistent therewith. The Custodian further agrees to cooperate with the Servicer in the Servicer’s performance of its duties under the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement.

(f) Regulation AB Compliance. If at any time the Issuing Entity is subject to Regulation AB and the Custodian is not also serving as Servicer under the Pooling and Servicing Agreement and the Trust Sale and Servicing Agreement, the Custodian shall:

(i) deliver to the Servicer on or before March 1 of each year, beginning March 1, 2011, a report, dated as of December 31 of the preceding calendar year, of its assessment of compliance with the Servicing Criteria applicable to it with respect to such calendar year (or, in the case of the first year, since no later than the Initial Closing Date), including disclosure of any material instance of non-compliance identified by the Custodian, as required by Rule 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB under the Securities Act, and

(ii) cause a firm of registered public accountants that is qualified and independent within the meaning of Rule 2-01 of Regulation S-X under the Securities Act to deliver to the Servicer on or before March 1 of each year, beginning March 1, 2011, an attestation report that satisfies the requirements of Rule 13a-18 or Rule 15d-18 under the Exchange Act, as applicable, of the assessment of compliance with Servicing Criteria with respect to the prior calendar year (or, in the case of the first year, since no later than the Closing Date).

The reports under this Section 3(f) shall be delivered within the time periods specified above, unless the Issuing Entity is not required to file periodic reports under the Exchange Act or any other law, in which case such reports may be delivered on or before April 15 of each calendar year, beginning April 15, 2011.

4. Instructions; Authority to Act. The Custodian shall be deemed to have received proper instructions from the Issuing Entity, the Servicer or the Seller, as the case may be, with respect to the Receivables Files described herein upon its receipt of written instructions signed by an Authorized Officer. A certified copy of a by-law or of a resolution of the appropriate governing body of the Issuing Entity, the Servicer or the Seller, as the case may be (or, as appropriate, a trustee on behalf of the Issuing Entity), may be received and accepted by the Custodian as conclusive evidence of the authority of any such officer to act and may be considered as in full force and effect until receipt of written notice to the contrary. Such instructions may be general or specific in terms.

5. Indemnification By the Custodian. The Custodian agrees to indemnify the Issuing Entity, the Seller, the Servicer and each trustee with respect to any Securities for any and all liabilities, obligations, losses, damages, payments, costs or expenses of any kind whatsoever that may be imposed on, incurred or asserted against the Issuing Entity, the Seller, the Servicer or any such trustee as the result of any act or omission in any way relating to the maintenance and custody by the Custodian of the Receivables Files described herein; provided, however, that the Custodian shall not be liable to the Issuing Entity, the Seller, the Servicer or any such trustee, respectively, for any portion of any such amount resulting from the willful misfeasance, bad faith or negligence of the Issuing Entity, the Seller, the Servicer or any such trustee, respectively.

6. Advice of Counsel. The Custodian, the Seller, the Depositor and, upon execution of the Trust Sale and Servicing Agreement, the Issuing Entity further agree that the Custodian shall be entitled to rely and act upon advice of counsel with respect to its performance hereunder and shall be without liability for any action reasonably taken pursuant to such advice, provided that such action is not in violation of applicable federal or state law.

7. Effective Period, Termination, and Amendment; Interpretive and Additional Provisions. This Custodian Agreement shall become effective as of the date hereof, shall continue in full force and effect until terminated as hereinafter provided, and may be amended at any time by mutual agreement of the parties hereto; with prior written notice to the Rating Agencies; provided, however, that any amendments with respect to provisions regarding Other Assets shall be subject to the satisfaction of the Rating Agency Condition. This Custodian Agreement may be terminated by either party by written notice to the other party, such termination to take effect no sooner than 60 days after the date of such notice. Notwithstanding the foregoing, if GMAC resigns as Servicer under the Trust Sale and Servicing Agreement or if all of the rights and obligations of GMAC as Servicer have been terminated under the Trust Sale and Servicing Agreement, this Custodian Agreement may be terminated by the Issuing Entity or GMAC or by any Persons to whom the Issuing Entity or GMAC has assigned its rights hereunder. As soon as practicable after the termination of this Custodian Agreement, the Custodian shall deliver the Receivables Files described herein to the Issuing Entity or the Issuing Entity’s agent at such place or places as the Issuing Entity may reasonably designate.

8. Limitation on Liability of Custodian and Others.

(a) Neither the Custodian nor any of the directors or officers or employees or agents of the Custodian shall be under any liability to the Issuing Entity, the Seller, the Depositor, the trustees, any Securityholder or any other Person except as specifically provided in the Basic Documents, for any action taken or for refraining from the taking of any action pursuant to the Basic Documents or for reasonable errors in judgment; provided, however, that this provision shall not protect the Custodian or any such Person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence (except reasonable errors in judgment) in the performance of duties or by reason of a breach of its obligations and duties herein.

(b) Except as provided in the Basic Documents, the Custodian shall not be under any obligation to appear in, prosecute or defend any proceeding that is not incidental to its duties to act as custodian for the Receivables Files in accordance with the Basic Documents and that in its opinion may involve it in any unreimbursed expense or liability; provided, however, the Custodian may undertake any reasonable action that it may deem necessary or desirable in respect of the Basic Documents and the rights and duties of the parties to the Basic Documents and the interests of the Securityholders in the Basic Documents. In such event, the legal expenses and costs for such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Issuing Entity and the Custodian shall be entitled to be reimbursed therefor after the receipt of notice and invoice from the Custodian listing any such expense in reasonable detail.

9. GOVERNING LAW. THIS CUSTODIAN AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICT OF LAW PROVISIONS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

10. Notices. All demands, notices and communications upon or to the Custodian, the Depositor and the Seller under this Custodian Agreement shall be delivered as specified in Appendix B to the Trust Sale and Servicing Agreement.

11. Binding Effect. This Custodian Agreement shall be binding upon and shall inure to the benefit of the Depositor, the Seller, the Issuing Entity, the Custodian and their respective successors and assigns, including the Issuing Entity.

12. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Custodian Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Custodian Agreement and shall in no way affect the validity or enforceability of the other provisions of this Custodian Agreement.

13. Assignment. This Custodian Agreement may not be assigned by the Custodian without prior written notice to the Rating Agencies and prior written consent from the Depositor and the Seller or any Persons to whom the Depositor or the Seller has assigned its rights hereunder, as applicable; provided, however, this Custodian Agreement may be assigned by the Custodian with prior written notices to the Rating Agencies but without the consent of any other Person to any entity that is then acting as Servicer or to any entity more than 50% of the voting interests of which are owned, directly or indirectly, by Ally Bank or GMAC.

14. Headings. The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

15. Counterparts. This Custodian Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts shall together constitute but one and the same instrument.

16. Successor Custodian. In the event that the Back-up Servicer shall be appointed as the successor Servicer pursuant to the Trust Sale and Servicing Agreement and shall become the successor Custodian hereunder, all of the rights, duties and obligations of the Back-up Servicer in its capacity as Custodian pursuant to this Agreement and the other Basic Documents shall be subject to the conditions, limitations and qualifications set for in the Back-up Servicing Agreement.

17. Official Record. This Custodian Agreement is, and the Seller agrees to maintain this Custodian Agreement from and after the date hereof as, an official record (within the meaning of Section 13(e) of the Federal Deposit Insurance Act) of the Seller.

* * * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Custodian Agreement to be in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ALLY WHOLESALE ENTERPRISES LLC, as Depositor

By:	/s/ P.M. Surhigh
Name:	P.M. Surhigh
Title:	Vice President

GMAC INC., as Custodian

By:	/s/ R.C. Farris
Name:	R.C. Farris
Title:	Assistant Treasurer

ALLY BANK, as Seller and owner of the Retained Receivables

By:	/s/ L.R. Gerner
Name:	L.R. Gerner
Title:	Chief Financial Officer

EXHIBIT A

LIST OF BRANCH OFFICES

[ON FILE WITH CUSTODIAN]